For immediate release: March 9, 2006
Contact: Jim Bernau (800) 344-9463
NASDAQ: WVVI

Willamette Valley Vineyards, Inc. Reports a Profit for the Year Ended December 31, 2005.

SALEM, Ore., March 9 -- Willamette Valley Vineyards, Inc. (NASDAQ symbol: WVVI) produced the Company's highest earning year since inception. Willamette Valley reported a net profit of $1,156,939, or $0.26 per basic share, on revenue of $13.7 million for the year ended December 31, 2005, as compared to a net profit of $463,682, or $0.10 per basic share, on revenues of $9.4 million for the year ended December 31, 2004.

The winery's flagship varietal, Pinot Noir, led sales with an increase of 98%, from 24,550 cases in 2004, to 49,677 cases of the total 110,000 cases of Willamette Valley Vineyards produced wines in 2005.

Winery Founder and President Jim Bernau attributed much of the record sales to a national interest in the variety Pinot Noir resulting from the movie "Sideways". The winery staff conducted a national essay contest promoted through its distributors, retailers and website where contestants submitted short essays entitled "Why I Love Oregon Pinot Noir" to win their own "Sideways" trip to Oregon Wine Country. The "$40 a Day" Food Network show featuring chef Rachael Ray's visit to the winery showed a number of times in 2005, increasing wine consumer awareness of Willamette Valley Vineyards wines as did the nationally broadcast cellar visit of Public Broadcasting's "Caprial and John's Kitchen". The 4th Quarter results were influenced by Willamette Valley Vineyards Pinot Noir in Wine.com's national holiday promotion as well as East Coast wine retailer Stew Leonard's holiday catalog. Also in the 4th Quarter, Consumer Reports magazine listed the winery's Pinot Gris as a "Best Buy" in its holiday catalog and The San Francisco Chronicle named this wine among its Top 100 for the year.

Sales revenue increased 46% and net income increased 149% for the year ended December 31, 2005 as compared to the prior year period. Sales revenue increased primarily due to strong sales of the core product offerings to out-of-state distributors and through the Oregon Wholesale Department, called Bacchus Fine Wines, to Oregon restaurant and retail outlets.

Out-of-state distributor sales revenue increased 78% for the year ended December 31, 2005 as compared to the prior year period. A 59% increase in the distributor's depletions (sales from the distributors to their customers) was the driving force behind the increase in out-of-state sales revenues. The continued demand of certain products has prompted the Company to make careful, upward adjustments in prices as new vintages are released, and place those products on allocation with its distributors in order to address inventory constraints.

Sales revenue through the Company's wholesale sales force and through direct sales from the winery to retail licensees in the state of Oregon increased 38% for the year ended December 31, 2005 compared to the prior year period, primarily due to the growth of distributed wine brands. Revenue from sales of Company produced products through Bacchus Fine Wines increased 22% for the year ended December 31, 2005 compared to the prior year period, also contributing to the revenue growth.

The Company used $3,052,331 of cash generated from net earnings and the reduction in wine inventories resulting from record sales to pay down the bank credit line and other financing in 2005. As a result, interest costs have dropped significantly compared to comparable prior year periods. Management plans to continue to use cash generated from operations to maintain short term financing balances at zero into the future, to the extent possible.

Increased sales of Company produced products have reduced excess inventories and the Company is reviewing sales projections in order to plan appropriate future inventory production levels. In the past year, the Company planted an additional 25 acres of vines at its Forest Grove site, bringing the planted acreage controlled by the Company to over 250 acres, and contracted on a long term basis for 90 new acres of wine grapes. Management expects the Company's shortage of inventory of certain products is likely to constrain the Company's operating performance during 2006.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are identified by such words and phrases as "expects,", "thinks," "believes," "anticipates" and words of similar import. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions and other risks.

Willamette Valley Vineyards, Inc. is headquartered in Turner, Oregon. The company is one of Oregon's leading wineries and the state's only publicly held winery. Willamette Valley Vineyards is the owner of Tualatin Estate Vineyards and Griffin Creek wines. Willamette Valley Vineyards common stock is traded on NASDAQ (Symbol: WVVI).




                 WILLAMETTE VALLEY VINEYARDS, INC.
                      Statement of Operations
                  For the Years Ended December 31,

                                            2005         2004

Net revenues                            $13,667,869  $ 9,387,141
Cost of goods sold                        7,282,112    4,806,326
                                        ------------ ------------
    Gross margin                          6,385,757    4,580,815

Selling, general and
  administrative expenses                 4,385,354    3,569,296
                                        ------------ ------------
    Income from operations                2,000,403    1,011,519
                                        ------------ ------------
Other income (expenses):
  Interest income                             1,197        4,633
  Interest expense                         (233,736)    (304,841)
  Other income                               17,336       97,847
                                        ------------ ------------
                                           (215,203)    (202,361)
                                        ------------ ------------

    Income before income taxes            1,785,200      809,158

Income tax provision                        628,261      345,476
                                        ------------ ------------

Net income                              $ 1,156,939  $   463,682
                                        ____________ ____________

Basic net income
  per common share                      $      0.26  $      0.10
                                        ____________ ____________
Diluted net income
  per common share                      $      0.25  $      0.10
                                        ____________ ____________